Exhibit 99.1

P r e s s R e l e a s e Contact: David W. Wehlmann Executive Vice President & Chief Financial Officer

AMEX SYMBOL: GW
FOR IMMEDIATE RELEASE: HOUSTON, TEXAS — MAY 2, 2007, GREY WOLF, INC. ANNOUNCES RECORD OPERATING RESULTS FOR THE QUARTER ENDED MARCH 31, 2007
Houston, Texas, May 2, 2007 — Grey Wolf, Inc. (“Grey Wolf” or the “Company”) (AMEX-GW) reported net income of $58.6 million, or $0.27 per share on a diluted basis, for the three months ended March 31, 2007 compared with net income of $54.2 million, or $0.24 per share on a diluted basis, for the first quarter of 2006. Revenues for the first quarter of 2007 were $242.0 million compared with revenues for the first quarter of 2006 of $222.9 million. The first quarter 2006 results included an after tax gain of $5.9 million ($0.03 per diluted share) for the sale of five rigs formerly held for refurbishment.
“Grey Wolf surpassed previous highs for net income and net income per share in the first quarter reflecting the benefits of our term contract portfolio and our new rigs entering the market,” commented Tom Richards, Chairman, President and Chief Executive Officer. “Four of the six new 1,500 horsepower rigs we ordered in 2006 generated profits during the first quarter. The fifth rig began working in the second quarter and the sixth rig is scheduled for delivery during the third quarter.”
Mr. Richards continued, “Daywork and turnkey EBITDA per day reached levels not previously achieved in the Company’s history. EBITDA from our daywork operations increased 21% over the first quarter of 2006 and contributed to record quarterly EBITDA of $116.9 million.”
The Company’s total earnings before interest expense, taxes, depreciation and amortization (“EBITDA”) of $116.9 million in the first quarter of 2007 rose from $105.0 million for the fourth quarter 2006 and $106.3 million for the first quarter 2006. On a per-rig-day basis, EBITDA was $11,780 for the first quarter of 2007, $10,384 for the fourth quarter of 2006 and $10,866 for the first quarter of 2006. Turnkey EBITDA per rig day in the first quarter of 2007 was $21,536 and daywork EBITDA per rig day totaled $11,131.
Mr. Richards added, “The Company also is pleased to announce that we have signed a three year term contract for two 3,000-horsepower rigs to go to work in Mexico for a major international oilfield services company. Operations are expected to commence under the contract late in the third quarter this year.”
Mr. Richards concluded, “The addition of newly built rigs into the land drilling market has created some excess rig capacity which has led to a decline in spot market dayrates. This downward pressure

GREY WOLF, INC.
10370 Richmond Avenue • Suite 600 • Houston, Texas 77042-4136
(713) 435-6100 — Fax (713) 435-6170
www.gwdrilling.com

GREY WOLF, INC. — PRESS RELEASE — MAY 2, 2007
could continue as additional new rigs enter the market, however, Grey Wolf’s portfolio of term contracts and our premium quality equipment coupled with our skilled rig crews have helped buffer our exposure to the erosion in spot market dayrates. Because of strong commodity prices for both oil and natural gas, we believe there will be demand for additional land rigs later this year.”
Today, the Company is marketing 120 rigs, with 75 of those working under daywork term contracts, 25 working under spot market daywork contracts, 7 working under turnkey contracts and 13 rigs are idle. Grey Wolf averaged 110 rigs working in the first quarter of 2007. This compares with an average of 110 rigs working in the fourth quarter of 2006 and 109 rigs working during the first quarter of 2006. Under daywork term contracts, the Company has approximately 15,700 days, or an average of 57 rigs, contracted for the remaining three quarters of 2007 and 7,900 days or an average of 22 rigs committed in 2008. Current leading edge bid rates have declined by approximately 15% to 25% from six months ago and now range from $16,000 to $22,000 per day without fuel or top drives.
Capital expenditures totaled $67.4 million in the first quarter of 2007. Based upon the remaining payments for the new rig purchases and 2007 rig activity, capital expenditures for 2007 are projected to be $140 million to $150 million.
Under the previously announced plan that authorizes the repurchase of up to $100.0 million of Grey Wolf common stock, the Company purchased 1.6 million shares during the first quarter of 2007 at a total cost of $10.8 million. In total, 10.9 million shares have been bought under this plan in the past year for a total cost of $75.9 million.
During the second quarter of 2007, the Company expects to average 101 to 104 rigs working with seven to nine of these rigs performing turnkey services. Average daywork revenue per day is expected to decrease by $1,200 to $1,500 as excess rigs in the market continue to pressure spot market dayrates. Depreciation expense of approximately $22.1 million, interest expense of approximately $3.5 million and an effective tax rate of approximately 37% are expected for the second quarter of 2007.
Grey Wolf has scheduled a conference call May 3, 2007 at 9:00 a.m. CT to discuss first quarter 2007 results. The call will be web cast live on the Internet through the Investor Relations page on the Company’s website at:
http://www.gwdrilling.com
To participate by telephone, call (800) 287-0836 domestically or (212) 676-4903 internationally ten to fifteen minutes prior to the starting time. The reservation number is 21333137. A replay of the conference call will be available by telephone from 11:00 a.m. CT on May 3, 2007 until 11:00 a.m. CT on May 5, 2007. The telephone number for the replay of the call is (800) 633-8284 domestically or (402) 977-9140 internationally and the access code is 21333137. The call will be available for replay through the Grey Wolf website for approximately two weeks after the conclusion of the call.
This press release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. The specific forward-looking statements cover our expectations and projections regarding: demand for the Company’s services; excessive rig supply in the market, the benefits of term contracts; second quarter 2007 rig activity, average daywork revenue

GREY WOLF, INC.
10370 Richmond Avenue • Suite 600 • Houston, Texas 77042-4136
(713) 435-6100 — Fax (713) 435-6170
www.gwdrilling.com

GREY WOLF, INC. — PRESS RELEASE — MAY 2, 2007
per day, dayrates, projected depreciation, projected tax rate and interest expense; expected new rig delivery schedule; projected capital expenditures in 2007 and projected returns on new build rigs. These forward-looking statements are subject to a number of important factors, many of which are beyond our control, that could cause actual results to differ materially, including oil and natural gas prices and trends in those prices, the pricing and other competitive policies of our competitors, uninsured or under-insured casualty losses, cost of insurance coverage, increasing rig supply, changes in interest rates, unexpected costs under turnkey drilling contracts, weather conditions, and the overall level of drilling activity in our market areas. Please refer to our 2006 Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2007 for additional information concerning risk factors that could cause actual results to differ materially from these forward-looking statements.
Grey Wolf, Inc., headquartered in Houston, Texas, is a leading provider of turnkey and contract oil and gas land drilling services in the best natural gas producing regions in the United States with a current total drilling rig fleet of 120, which will increase to 121 with the expected addition of a new rig by the end of the third quarter of 2007.

GREY WOLF, INC.
10370 Richmond Avenue • Suite 600 • Houston, Texas 77042-4136
(713) 435-6100 — Fax (713) 435-6170
www.gwdrilling.com

GREY WOLF, INC. — PRESS RELEASE — MAY 2, 2007

	Three Months Ended
	March 31,
	2007	2006
	(In thousands except per share amounts)
	(Unaudited)

Revenues	$242,013	$222,879
Costs and expenses:
Drilling operations	120,953	122,860
Depreciation and amortization	21,414	17,148
General and administrative	7,399	5,317
(Gain) loss on the sale of assets	(53)	(9,515)

Total costs and expenses	149,713	135,810

Operating income (loss)	92,300	87,069
Other income (expense):
Interest income	3,159	2,116
Interest expense	(3,492)	(3,269)

Other income (expense), net	(333)	(1,153)

Net income before income taxes	91,967	85,916
Income taxes expense:
Current	26,980	28,900
Deferred	6,409	2,767

Total income tax expense (benefit)	33,389	31,667

Net income applicable to common shares	$58,578	$54,249

Net income per common share: (1)
Basic	$0.32	$0.28

Diluted	$0.27	$0.24

Weighted average common shares outstanding:
Basic	183,023	192,541

Diluted	226,577	236,001

	Three Months Ended March 31,

	2007	2006

Marketed Rigs at March 31	119	111

Average Rigs Working:
Ark-La-Tex	26	22
Gulf Coast	25	25
South Texas	28	28
Rocky Mountain	14	17
Mid-Continent	17	17

Total Average Rigs Working (2)	110	109
(1)   Please see “Computation of Earnings Per Share” included in this release.
(2)   For the week ended April 26, 2007, the Company averaged 101 rigs working.

GREY WOLF, INC.
10370 Richmond Avenue • Suite 600 • Houston, Texas 77042-4136
(713) 435-6100 — Fax (713) 435-6170
www.gwdrilling.com

GREY WOLF, INC. — PRESS RELEASE — MAY 2, 2007
Operating data comparison for the three months ended March 31, 2007 and 2006.

	Three Months Ended			Three Months Ended
	March 31, 2007			March 31,2006
	Daywork	Turnkey		Daywork	Turnkey
	Operations	Operations	Total	Operations	Operations	Total
	(Dollars in thousands except averages per rig day worked)
	(Unaudited)

Rig days worked	9,302	619	9,921	8,706	1,080	9,786

Contract drilling revenue	$207,364	$34,649	$242,013	$164,367	$58,512	$222,879
Drilling operating expenses	(99,863)	(21,090)	(120,953)	(84,481)	(38,379)	(122,860)
General and administrative expenses	(6,958)	(441)	(7,399)	(4,741)	(576)	(5,317)
Interest income	2,961	198	3,159	1,882	234	2,116
Gain (loss) on sale of assets	38	15	53	8,468	1,047	9,515

EBITDA	$103,542	$13,331	$116,873	$85,495	$20,838	$106,333

Average per rig day worked:
Contract drilling revenue	$22,292	$55,976	$24,394	$18,880	$54,178	$22,775
EBITDA	$11,131	$21,536	$11,780	$9,820	$19,294	$10,866
Reconciliation of
Earnings before interest expense, taxes, depreciation
and amortization (EBITDA) to net income
applicable to common shares
(in thousands)
(Unaudited)

	Three Months Ended			Year Ended
	March 31,	December 31,	March 31,	December 31,	December 31,
	2007	2006	2006	2006	2005

Earnings before interest expense, taxes, depreciation, and amortization	$116,873	$105,013	$106,333	$431,975	$265,775
Depreciation and amortization	(21,414)	(19,963)	(17,148)	(74,010)	(61,279)
Interest expense	(3,492)	(3,464)	(3,269)	(13,614)	(11,364)
Total income tax expense	(33,389)	(29,061)	(31,667)	(124,400)	(72,495)

Net income applicable to common shares	$58,578	$52,525	$54,249	$219,951	$120,637

GREY WOLF, INC.
10370 Richmond Avenue • Suite 600 • Houston, Texas 77042-4136
(713) 435-6100 — Fax (713) 435-6170
www.gwdrilling.com

GREY WOLF, INC. — PRESS RELEASE — MAY 2, 2007

	March 31,	December 31,
	2007	2006
	(Unaudited)
	(In thousands)

Condensed Balance Sheet Data:

Cash and cash equivalents	$273,699	$229,773
Restricted cash	827	817
Other current assets	201,910	221,256

Total current assets	476,436	451,846
Net property and equipment	653,082	608,136
Other assets	21,318	27,002

Total assets	$1,150,836	$1,086,984

Current liabilities	$141,844	$147,082
Contingent convertible senior notes	275,000	275,000
Other long-term liabilities	13,188	9,877
Deferred income taxes	136,972	121,231
Shareholders’ equity	583,832	533,794

Total liabilities and equity	$1,150,836	$1,086,984

GREY WOLF, INC.
10370 Richmond Avenue • Suite 600 • Houston, Texas 77042-4136
(713) 435-6100 — Fax (713) 435-6170
www.gwdrilling.com

GREY WOLF, INC. — PRESS RELEASE — MAY 2, 2007
Computation of Earnings Per Share
(In thousands, except per share amounts)
(Unaudited)
A reconciliation of the numerators and denominators of the basic and diluted earnings per share computation is as follows:

	Three Months Ended
	March 31,
	2007	2006

Numerator:
Net income	$58,578	$54,249

Add interest expense on contingent convertible senior notes, net of related tax effects: (1)	2,074	1,902

Adjusted net income — diluted	$60,652	$56,151

Denominator:
Weighted average number of shares outstanding — basic	183,023	192,541

Effect of dilutive securities: Options-treasury stock method	691	893
Restricted stock	406	110
Contingent convertible senior notes (1)	42,457	42,457

Weighted average common shares outstanding — diluted	226,577	236,001

Earnings per share:
Basic	$0.32	$0.28

Diluted	$0.27	$0.24

(1)  Please see our latest 10-K for a description of our contingent convertible notes.

GREY WOLF, INC.
10370 Richmond Avenue • Suite 600 • Houston, Texas 77042-4136
(713) 435-6100 — Fax (713) 435-6170
www.gwdrilling.com